Description of Reconciliation

The presentation to the UBS 2004 Natural Gas and Electric Utilities Conference on February 12 includes the non-GAAP financial measure of operational return on equity, (ROE), for Entergy Arkansas, Inc., Entergy Mississippi, Inc, Entergy New Orleans, Inc., and Entergy Gulf States-TX. Each operational ROE number differs from GAAP only in that the ratio includes operational earnings per share instead of as reported earnings per share. Operational earnings per share is not calculated in accordance with GAAP because it excludes the impact of "special items". Special items reflect the impact on earnings of events that are not routine, are related to prior periods, or are related to discontinued businesses. A reconciliation of these ratios is included in the following slide. Reconciliations of other non-GAAP numbers included in this presentation are provided in the earnings releases of Entergy Corporation, as described in the presentation.

As-Reported vs. Operational ROE

	EAI 03	EMI 03	ENOI 03	EGSI-TX 02	EGSI-TX 03
As Reported ROE	9.4%	12.8%	5.3%	7.5%	(3.0%)
ROE associated with special items:					
Voluntary Severance Package	2.3%	0.9%	2.3%	-	0.8%
SFAS 143 Implementation	-	-	-	-	0.2%
River Bend Loss Provision	-	-	-	-	8.6%
Total Special Item Impact	2.3%	0.9%	2.3%	-	9.6%
Operational ROE	11.7%	13.7%	7.6%	7.5%	6.6%